UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 20, 2006

BITECH PHARMA, INC
(Exact name of registrant as specified in its charter)

DELAWARE	000-51684	75-2835075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3505 Cadillac Ave., #F7 Costa Mesa, CA		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	714-825-0680
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2006, BiTech Pharma, Inc. (the “Company”) received Mr. Jun Bao’s resignation as Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and President of the Company. On the same day, Mr. Hongping Lang was appointed as CEO and President of the Company, and Mr. Yunfeng Zheng was appointed as CFO, replacing Mr. Jun Bao.

Mr. Hongping Lang, age 41, has been serving as Vice Manager of Guizhou YiBai Pharmaceutical Co., Ltd. (“YiBai”) since 1998. Mr. Hongping Lang received an M.B.A. from Sino-Europe International Business School in 2005.

Mr. Yunfeng Zheng has been serving as the Secretary of YiBai and the Minister of the Securities Department of YiBai since May 2001. Mr Yunfeng Zheng received a B.A. from University of Essex on July 2000, and M.B.A. from University of North London on December 1999.

We have entered into Executive Employment Agreement with Mr. Hongping Lang and Mr. Yunfeng Zheng and have attached these two employment agreements as Exhibits 10.1 and 10.2 respectively.

Under the terms of Mr. Hongping Lang’s at will employment as CEO and President, he will receive a salary at the rate of $60,000 per year payable in accordance with the Company's standard payroll policies, including compliance with applicable withholding.

Under the terms of Mr. Yunfeng Zheng’s at will employment as CFO, he will receive a salary at the rate of $50,000 per year payable in accordance with the Company's standard payroll policies, including compliance with applicable withholding.

Also, on December 20, 2006, the Board of Directors (the “Board”) of the Company appointed Mr. Jun Bao as its Chairman of the Board.

Item 9.01     Financial Statements and Exhibits

Exhibits

10.1 Executive Employment Agreement_Hongping Lang
10.2 Executive Employment Agreement_Yunfeng Zheng

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 20, 2006

BiTech Pharma, Inc.
a Delaware corporation

By: /s/ Jun Bao

Jun Bao
Chairman of the Board